Exhibit 99.1

NORTHWEST PIPE REVISES OUTLOOK FOR THIRD QUARTER AND ANNOUNCES MAJOR ORDER

Portland, Oregon, September 23, 2005…Northwest Pipe Company (NASDAQ: NWPX) announced today that results in the third quarter will be lower than previously expected.

“A combination of events headed by Hurricane Katrina, related transportation issues and delays at some of our key suppliers are delaying the receipt of critical raw materials,” said Brian W. Dunham, president and chief executive officer. “Additionally, we have closed our Houston facility temporarily in anticipation of Hurricane Rita as requested by authorities. Accordingly, we will not hit our revenue or earnings targets for the third quarter. We had expected to report record revenues in this quarter, but instead, have had to cut back production temporarily at four of our facilities. Total revenues are now expected to be approximately the same as we reported last quarter.”

The cost of steel, the Company’s primary raw material, is increasing rapidly. “Steel cost increases of approximately 20% have been announced in the last several weeks,” said Dunham. “This does not impact our Water Transmission Group greatly, but will impact the Tubular Products Group if we are not able to pass these increases along to our customers. At this time, we have announced price increases for our products in October and we expect further increases ahead.”

The Company was named to supply approximately $5.5 million of welded steel pipe to High Country Pipeline of Penrose, Colorado for the Lewis & Clark Treated Water System near Sioux Falls, South Dakota.

Northwest Pipe will supply approximately 38,000 feet of 54 or 48 inch diameter steel pipe. The pipe is expected to be manufactured in the Company’s Denver, Colorado division with delivery scheduled to begin in the first quarter of 2006.

The Company is maintaining its positive outlook for the year and 2006. “The year is developing nearly as we had expected,” noted Dunham. “Our current issues in the Water Transmission Group will push some revenues into the fourth quarter and perhaps into 2006, but we do not believe it will have a long term impact. The Tubular Products Group has continued to be slower than we had hoped and we have not recaptured our expected margins, but we do see signs that volume will be better than anticipated towards the end of the year. Overall, we continue to anticipate a strong performance for the year and a strong backlog going into 2006.”

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates nine manufacturing facilities across the United States and Mexico.

Statements in this press release by Brian Dunham are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.